Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) is made on March 20, 2013, between FIFTH THIRD BANK, a Michigan banking corporation, whose address is 111 Lyon Street N.W., Grand Rapids, Michigan 49503 (“Lender”), and Community Shores Bank Corporation, a Michigan Corporation, whose address is 1030 West Norton Avenue, Muskegon, Michigan 49441 (“Borrower”).

FACTS

A.           Borrower is indebted to Lender pursuant to the terms of the following documents, instruments and agreements:

(1) Loan Agreement dated September 7, 2007, evidencing a  revolving line of credit in the amount of $5,000,000.00 between Borrower and Lender, as amended by an Amendment to Loan Agreement dated September 16, 2008, and Second Amendment to Loan Agreement dated December 18, 2009, which Second Amendment to Loan Agreement converted the credit facility to a term loan  (collectively, the “Loan Agreement”).

(2) Revolving Credit Note dated September 7, 2007, in the original principal amount of $5,000,000.00, given by Borrower to Lender (the “First Revolving Note”).

(3)  Revolving Credit Note dated September 16, 2008, in the original principal amount of $5,000,000.00, given by Borrower to Lender (the “Second Revolving Note”).

(4) Promissory Note dated December 18, 2009, in the original principal amount of $5,000,000.00, given by Borrower to Lender (the “Note” and together with the First Revolving Note and the Second Revolving Note, the “Notes”);

(5) Pledge Agreement dated September 16, 2008 pursuant to which Borrower granted Lender a security interest in all the capital stock of Community Shores Bank, a Michigan banking corporation (the “Pledge”).

B.           The indebtedness, including principal and accrued interest, evidenced and secured by the Loan Agreement, the Notes, and Pledge and any and all related documents, instruments and agreements (collectively, the “Loan Documents”) is $5,799,166.66 as of February 13, 2013, with interest accruing after that date at a daily rate equivalent to six percent (6.0%) per annum (the “Indebtedness”).

C.           Subject to the terms of this Agreement and in consideration of Borrower’s full and timely performance under this Agreement, Lender is willing to accept the sum of $500,000.00 (the “Settlement Payment”) in full satisfaction of the Indebtedness.

AGREEMENTS

The parties agree that the above facts are accurate and further agree as follows:

1. Acknowledgements.  Borrower acknowledges and confirms that: (a)  each and every one of the Loan Documents is valid, has been properly executed, and is enforceable according to its terms; (b) the Indebtedness is presently due and owing without defense, counterclaim or setoff of any kind or nature and represents the binding obligation of Borrower to Lender; and (c) Lender has the right to exercise all of its rights and remedies under the Loan Documents and applicable law, subject only to the terms of this Agreement and Borrower’s full and timely performance.

2. Representations and Warranties.  (a) Borrower represents and warrants for the protection and benefit of Lender and its agents, employees, successors and assigns, that: (i) with the exception of any approvals necessary under the Written Agreement by and between Borrower and the Federal Reserve Bank of Chicago (the “FRBC”) dated December 16, 2010, there are no actions or proceedings which are pending, or to the knowledge of Borrower threatened, which might prevent Borrower from fully and timely performing this Agreement; (ii) this Agreement is being given freely and voluntarily, and absolutely and unconditionally; (iii) no fraud, coercion or duress has been attempted or done by the Lender or its agents or employees; and (iv) Borrower has been advised by counsel of its choosing concerning this Agreement (b)  Lender represents and warrants for the protection and benefit of Borrower and its agents, employees, successors and assigns, that: (i) Lender is the sole legal and beneficial owner of the Loan Documents; and (ii) Lender has not assigned or otherwise transferred any interest in the Indebtedness or Loan Documents to any third party.

3. Closing; Settlement Payment; Release of Collateral.  The closing of this transaction (the “Closing”) shall occur on a date and at a time and place mutually acceptable to Lender and Borrower (the “Closing Date”) following receipt by Borrower of the approval by the FRBC of this Agreement pursuant to paragraph 11 below, provided that the Closing Date shall occur not later than [insert date 60 days after date of this Agreement].  At the Closing, Borrower shall pay the Settlement Payment to Lender in full, collected and immediately available funds, and Lender shall deliver either (a) original Stock Certificate No. 1 for 1,000,000 shares of the Common Stock of Community Shores Bank, a Michigan banking corporation issued in the name of the Community Shores Bank Corporation; or (b) a statement of lost certificate in form of the attached Exhibit A . Subject to Lender’s receipt of the Settlement Payment and Borrower’s full compliance with the terms of this Agreement, Lender authorizes Borrower to: (a) complete and file UCC termination statements in respect of any UCC financing statements filed by Lender with respect to the Indebtedness; and (b) mark the Loan Documents “paid in full” or such other designation as may be appropriate to reflect Lender’s acceptance of the Settlement Payment in full satisfaction of Borrower’s obligations under  the Notes.

4.  Release of Borrower.  Effective upon payment of the Settlement Payment, and subject to the terms of this Agreement, Lender releases and discharges Borrower from further liability for the Indebtedness and forever releases and discharges Borrower and its officers, directors, employees, shareholders, affiliates, agents, and successors and assigns (the “Borrower Releasees”), from any and all liability, claims, demands, equitable relief, damages, costs, expenses, and causes of action of every kind or nature which Lender now has or which Lender may have in the future, whether known or unknown, based on representations, promises, conduct, actions or inactions or any other circumstance of any kind occurring prior to or on the date of execution of this Agreement, that arise from, or are related to (a) the Indebtedness; and (b) the Loan Documents (collectively, the “Note  Claims”). For the avoidance of doubt, this Agreement is a comprehensive release and discharge of the Note Claims and shall be liberally and expansively construed in favor of the Borrower Releasees to effect that intent.   .

5. Release of Lender.  Borrower forever releases and discharges Lender and its officers, directors, employees, shareholders, affiliates, agents, and successors and assigns (the “Lender Releasees”), from any and all liability, claims, demands, equitable relief, damages, costs, expenses, and causes of action of every kind or nature which Borrower now has or which Borrower may have in the future, whether known or unknown, based on representations, promises, conduct, actions or inactions or any other circumstance of any kind occurring prior to or on the date of execution of this Agreement, including, without limitation, Lender’s administration of the Loan Documents and the negotiation and execution of this Agreement (collectively, the “Borrower Claims”).  For the avoidance of doubt, this Agreement is a comprehensive, global release and discharge of all Borrower Claims and shall be liberally and expansively construed in favor of the Lender Releasees to effect that intent.

6. Reservations.  Nothing in paragraphs 4 or 5 shall operate to release, waive or otherwise discharge any obligation, right or remedy, or otherwise impair or affect any right of either party: (a) under this Agreement; (b) with respect to parties’ correspondent banking relationship.

7. Assignment.  Borrower represents and warrants that none of the Borrower Claims have been previously, or in the future will be, assigned, conveyed or transferred in any fashion to any other person or entity.  Borrower agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, or liabilities, including reasonable attorney fees, sustained by Lender as a result of the breach of any representation and warranty in this Agreement by Borrower.

8. Disclaimer of Relationships.  Nothing in this Agreement, nor any document executed pursuant to this Agreement, nor any act of Lender, or its agents or employees, shall be construed by Borrower or any third party, to create any relationship of third party beneficiary, principal and agent, limited or general partnership, or joint venture, or of any association or relationship whatsoever between Lender and Borrower.

9. Waiver of Jury.  BORROWER AND LENDER, AFTER CONSULTING OR HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EACH OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  NEITHER BORROWER NOR LENDER SHALL SEEK TO CONSOLIDATE (BY COUNTER-CLAIM OR OTHERWISE) ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

10. Knowing Execution.  Each of the parties acknowledges that they have read this Agreement, understands its terms, and has had all the time desired to review and consider it.

11. Approval of FRBC.                                           This Agreement is subject to approval by the FRBC.  Borrower agrees to give notice of this Agreement and submit it to the FRBC for review and action promptly after execution of this Agreement.  Such approval by the FRBC shall be in form and substance reasonably satisfactory to Lender. In the event that: (a) such approval is not given by the FRBC, this Agreement shall be null and void and of no legal effect; or (b) such approval is not given by the FRBC within sixty (60) days of execution of this Agreement, Lender, in Lender’s sole discretion, may terminate this Agreement and this Agreement shall be null and void and of no legal effect.

12. Reinstatement of Indebtedness.  If the Settlement Payment, or any part of the Settlement Payment, is set aside, rescinded, recovered, or required to be returned by Lender for any reason, including, without limitation, the bankruptcy, insolvency, or reorganization of any person: (a) the Indebtedness shall for all purposes be reinstated to the extent of any such amount returned; and (b) in the case of the bankruptcy, receivership or other reorganization of Borrower, the Indebtedness shall be reinstated in full for purposes of any claim or defense of Lender in any such proceeding.

13. Notices.  All notices to be given pursuant to this Agreement shall be in writing and shall be deemed served when hand delivered or mailed by first class Mail, postage prepaid, upon: (a) Borrower, to the attention of Heather D. Brolick, President and Chief Executive Officer, at the address listed on page 1 of this Agreement, Telephone: (231) 780-1845, Fax: (231) 780-1860; E-mail: Hbrolick@communityshores.com; and (b) Lender, to the attention of Francelle Fulton, Vice President, Special Assets Group, Fifth Third Bank, 1000 Town Center, MD JTWN2C, Southfield, Michigan, 48075;  Telephone: (248) 603-0141; Fax: (248) 603-0655. E-mail: francelle.fulton@53.com

14. Binding Effect.  This Agreement shall be binding upon the parties and their respective officers, directors, employees, owners, members, shareholders, managers, affiliates, agents, representatives and attorneys, and successors and assigns.

15. Severability.  If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceablility shall not affect the validity or enforceability of the remainder of this Agreement, provided that Lender may elect to specifically enforce the provisions of this Agreement remaining in effect or to rescind this Agreement in its entirety.  Upon rescission of this Agreement, the Loan Documents and all of the Lender’s rights under them shall be reinstated in their entirety and shall be deemed to have been in effect throughout the period of time during which this Agreement may have been effective.

16. Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement.  The provisions of this Agreement shall supersede all prior and contemporaneous oral agreements, communications and understandings between the parties with respect to the subject matter of this Agreement.

17. Modification.  This Agreement shall not be amended, altered or modified unless done so in writing, signed by the party or such party’s duly authorized representative against whom such modification is sought to be enforced.

18. Applicable Law.  The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the laws of the State of Michigan.

19. No Reliance upon Representations.  Borrower and Lender each acknowledge and agree that, except as expressly set forth in this Agreement, the effectiveness of this Agreement and the release and discharge contained in it are not dependent or conditioned in any way upon the accuracy of any prior understandings or perceptions that either party may have, or any assumptions that either party may have made, correctly or incorrectly, in electing to enter into this Agreement.  The parties each further acknowledge and affirm that, except as expressly set forth in this Agreement, they are not relying upon any statements, representations, opinions or promises made by the other in electing to enter into this Agreement.

20. Headings.  The headings used herein have been used for the convenience of the parties and are not to be used in construing this Agreement.

21. Negotiated Agreement.  This Agreement is the product of negotiation and the rule of construction that an Agreement is to be construed against its drafters is not applicable.

22.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be considered a single document.  Such counterpart execution may be by facsimile or electronic mail copy which each party is entitled to rely upon as an original signature for any and all purposes.

In witness whereof, the parties have signed this Agreement as of the day and year first above written.

FIFTH THIRD BANK
By: /s/ Francelle Fulton Francelle Fulton Its: Vice President Special Assets Group

COMMUNITY SHORES BANK CORPORATION By: /s/ Heather D. Brolick Heather D. Brolick Its: President and CEO, signed on behalf of Community Shores Bank Corporation